Exhibit 1.04

For More Information:
Investor Relations Monish Bahl CDC Corporation 678-259-8510 Mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software To Present at Rodman & Renshaw Annual Global Investment Conference

SHANGHAI, ATLANTA, Sept. 09, 2009 — CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services, announced today that Bruce Cameron, president of CDC Software, will be presenting at the Rodman & Renshaw Annual Global Investment Conference, Asia Track, in New York City on Friday, Sept. 11, 2009 at 2:40 PM EDT.

The conference is being held at the New York Palace Hotel in New York City.

About CDC Software
CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and services designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), CDC Ross ERP (enterprise resource planning), CDC Supply Chain (supply chain management , warehouse management and order management), CDC Pivotal CRM and Saratoga CRM (customer relationship management), CDC Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, CDC HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, technical support and It consulting. For more information, please visit www.cdcsoftware.com.